Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD RESULTS

—Diluted Earnings Per Share Up 18%—

—Full Year Guidance Increased to $1.85 — $1.87 Per Diluted Share—

Berwyn, PA, October 23, 2012 – AMETEK, Inc. (NYSE: AME) today announced third quarter results that established records for sales, operating income, operating margins, net income and diluted earnings per share.

AMETEK’s third quarter 2012 sales of $839.4 million were up 12% over the same period of 2011. Operating income was $188.2 million in the quarter, an 18% increase from the $159.6 million recorded in the same period of 2011. Operating margins improved 110 basis points to 22.4% in the third quarter of 2012. Net income in the third quarter of 2012 increased 18% to $115.4 million, or $0.47 per diluted share, from the third quarter 2011 level of $98.0 million, or $0.40 per diluted share.

“AMETEK achieved strong results in the third quarter with sales, operating income, operating margins and diluted earnings per share at record levels. Our Operational Excellence initiatives, contributions from acquired businesses, and strength in our oil and gas, aerospace, and power businesses allowed us to exceed our third quarter earnings expectations and raise our 2012 earnings guidance,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was superb, with operating cash flow a record $163 million for the quarter, an increase of 19% over the third quarter of 2011,” continued Mr. Hermance.

For the nine months ended September 30, 2012, AMETEK sales increased 12% to $2.49 billion from $2.23 billion in the same period of 2011. Operating income increased 19% to $555.9 million, from $468.6 million earned in the first nine months of 2011. Net income for the first nine months was $339.2 million, up 20% from $282.6 million in the same period of 2011. Diluted earnings per share were $1.39 for the first nine months of 2012, up 20% from $1.16 per diluted share in the first nine months of 2011.

Electronic Instruments Group (EIG)
For the third quarter of 2012, EIG sales increased 12% to $457.1 million. Operating income in the third quarter of 2012 increased 19% to $121.6 million, compared with $102.4 million in the third quarter of 2011. Operating margins for the quarter were 26.6%, up 160 basis points from 25.0% in last year’s third quarter.

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AMETEK ANNOUNCES RECORD RESULTS

“EIG performed very well in the third quarter. Sales were up due to strength in our oil and gas, aerospace, and power businesses, combined with contributions from the recently acquired O’Brien, TMC, EM Test, and Reichert Technologies businesses. Operating margins expanded sharply to a record 26.6%, driven by the higher revenue and our Operational Excellence initiatives,” said Mr. Hermance.

Electromechanical Group (EMG)
For the 2012 third quarter, EMG sales increased 12% to $382.3 million. Operating income in the third quarter of 2012 of $77.3 million was up 13%, compared with $68.4 million in the same period of 2011. Operating margins for the quarter were 20.2%, up 20 basis points from 20.0% in last year’s third quarter.

“EMG had a solid third quarter. Sales were up on core growth in our differentiated businesses and the contributions from the recent acquisition of Dunkermotoren, more than offsetting continued weakness in our cost-driven motor business. Operating margins were up nicely driven by the higher revenue and our Operational Excellence initiatives,” commented Mr. Hermance.

2012 Outlook
“Despite the sluggish global environment, AMETEK performed well due to our strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions. We are increasing our earnings guidance for 2012 given our third quarter results and expectations for the balance of the year. As we have demonstrated in the past, we will respond with additional cost containment actions should business conditions warrant, and we will remain an active acquirer,” noted Mr. Hermance.

“We anticipate 2012 revenue to be up low double digits on a percentage basis from 2011 reflecting low to mid single digit organic growth and the contributions from recent acquisitions including Micro-Poise Measurement Systems, which we announced today. Earnings for 2012 are now expected to be in the range of $1.85 to $1.87 per diluted share, up 17% to 18% over 2011, reflecting the leveraged impact of core growth, the benefit from recent acquisitions and our operational initiatives. This EPS guidance is an increase from our previous guidance of $1.83 to $1.85 per diluted share that was provided as part of our second quarter earnings release,” added Mr. Hermance.

“Fourth quarter sales are expected to be up mid teens on a percentage basis over last year’s fourth quarter. We estimate our earnings to be approximately $0.46 to $0.48 per diluted share, an increase of 10% to 14% over last year’s fourth quarter of $0.42 per diluted share,” concluded Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Conference Call
The Company will webcast its Third Quarter 2012 investor conference call on Tuesday, October 23, 2012, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.4 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$839,373	$750,546	$2,492,423	$2,227,163

Operating expenses:
Cost of sales, excluding depreciation	541,454	493,266	1,609,490	1,466,026
Selling, general and administrative	96,021	86,019	286,703	257,196
Depreciation	13,734	11,675	40,312	35,380

Total operating expenses	651,209	590,960	1,936,505	1,758,602

Operating income	188,164	159,586	555,918	468,561
Other expenses:
Interest expense	(18,958)	(17,256)	(56,638)	(51,745)
Other, net	(3,518)	(3,287)	(7,606)	(7,153)

Income before income taxes	165,688	139,043	491,674	409,663
Provision for income taxes	50,291	41,065	152,440	127,106

Net income	$115,397	$97,978	$339,234	$282,557

Diluted earnings per share	$0.47	$0.40	$1.39	$1.16

Basic earnings per share	$0.48	$0.41	$1.41	$1.17

Weighted average common shares outstanding:
Diluted shares	244,229	243,771	243,552	243,457

Basic shares	242,138	241,386	241,164	240,529

Dividends per share	$0.06	$0.04	$0.16	$0.12

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales:
Electronic Instruments	$457,074	$409,516	$1,378,010	$1,205,740
Electromechanical	382,299	341,030	1,114,413	1,021,423

Consolidated net sales	$839,373	$750,546	$2,492,423	$2,227,163

Income:
Segment operating income:
Electronic Instruments	$121,579	$102,438	$362,255	$303,879
Electromechanical	77,324	68,363	226,961	200,445

Total segment operating income	198,903	170,801	589,216	504,324
Corporate administrative and other expenses	(10,739)	(11,215)	(33,298)	(35,763)

Consolidated operating income	$188,164	$159,586	$555,918	$468,561

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$168,104	$174,955
Receivables, net	492,864	438,245
Inventories	407,898	380,471
Other current assets	66,966	65,448

Total current assets	1,135,832	1,059,119

Property, plant and equipment, net	361,680	325,329
Goodwill	2,065,772	1,806,237
Other intangibles, investments and other assets	1,330,227	1,128,805

Total assets	$4,893,511	$4,319,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$242,781	$140,508
Accounts payable and accruals	519,612	488,367

Total current liabilities	762,393	628,875

Long-term debt	1,129,383	1,123,416
Deferred income taxes and other long-term liabilities	577,867	514,394
Stockholders’ equity	2,423,868	2,052,805

Total liabilities and stockholders’ equity	$4,893,511	$4,319,490